REAL ESTATE SALE AGREEMENT

by and between

LINCOLN-CARLYLE ILLINOIS CENTER LLC,

as Seller

and

PARKWAY PROPERTIES LP,

as Purchaser

111 East Wacker Drive

Chicago, Illinois

 April 18, 2006

THIS AGREEMENT is made and entered into as of April 18, 2006 by and between LINCOLN-CARLYLE ILLINOIS CENTER LLC, a Delaware limited liability company ("Seller") and  PARKWAY PROPERTIES LP, a Delaware limited partnership  ("Purchaser").

WHEREAS, Seller is the owner of the real estate and related assets hereinafter described; and

WHEREAS, Seller desires to sell, and Purchaser desires to buy, the real estate and related assets hereinafter described, at the price and on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants hereafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are mutually acknowledged, it is agreed by and between the parties as follows:

1.       Defined Terms.  Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Glossary of Defined Terms attached hereto as Exhibit A.

2.       Sale and Conveyance; Survey.  (a)  Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to buy the Property from Seller, at the price and upon the other terms and conditions hereinafter set forth.

(b)     The Personal Property, if any, shall be conveyed to Purchaser by the Bill of Sale.

(c)     Pursuant to the Assignment of Leases, the Service Contracts, the Construction Contracts, the Leases and the Intangible Personal Property shall be assigned by Seller to Purchaser, and subject to the provisions of Section 4(n)(10), Purchaser shall assume (i) all of Seller's obligations under the Construction Contracts and those obligations of Seller under the Service Contracts which relate to periods from and after Closing, and (ii) any of Seller's monetary obligations under the Construction Contracts and the Service Contracts which relate to periods prior to Closing to the extent Purchaser receives a credit therefor at Closing.

(d)     Seller has heretofore delivered to Purchaser a survey of the Real Property, prepared by Chicago Guarantee Survey Company, dated May 14, 2002 and last revised June 12, 2002 and identified as Order Number 0204019 (the "Survey").  Purchaser may obtain, at its sole expense, an updated version of the Survey.

3.       Purchase Price; Earnest Money.  The purchase price for the Property shall be the Purchase Price, payable by Purchaser to Seller as follows:

Exhibit O-1

(a)             Concurrently with the execution of this Agreement, Purchaser shall deposit into a strict joint order escrow trust established with the Title Company, as earnest money hereunder, the First Earnest Money Deposit and the Second Earnest Money Deposit, for a total of One Million Dollars ($1,000,000).  Prior to the expiration of the Inspection Period, Purchaser shall deposit into such escrow, as additional earnest money hereunder, the Third Earnest Money Deposit , for a total of Five Million Dollars ($5,000,000).   The Earnest Money shall at all times prior to Closing be invested in United States treasury obligations or such other interest bearing accounts or securities as are approved by Purchaser and Seller in writing; all interest earned on the Earnest Money shall be deemed to constitute part of the Earnest Money, and shall be administered and paid in the same manner as the Earnest Money.  At the Closing, Purchaser shall receive a credit against the Purchase Price for the Earnest Money.

 (b)    Each of Seller and Purchaser agree to direct the Title Company, as escrowee, to administer and pay the Earnest Money in accordance with the terms and provisions of this Agreement.

(c)     The Purchase Price, less a credit for the Earnest Money, and plus or minus prorations and adjustments as set forth in Section 16 hereof, shall be paid by Purchaser to Seller by wire transfer of immediately available federal funds prior to  noon Central Time on the Closing Date.

(d)     Seller and Purchaser acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Earnest Money shall be paid to Seller if this Agreement is terminated for any reason (the "Independent Contract Consideration").  Moreover, Seller and Purchaser acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller's execution and delivery of this Agreement.  At Closing the Independent Contract Consideration shall be applied to the Purchase Price.  In the event this Agreement is terminated for any reason, Seller shall be entitled to the Independent Contract Consideration

4.       Seller's Representations, Warranties and Covenants. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller hereby represents and warrants to Purchaser, and covenants with Purchaser, as follows:

(a)     Organization and Authority.  Seller has been duly organized and is validly existing as a Delaware limited liability company.  Seller has the full right and authority, and has obtained any and all consents required, to enter into this Agreement, consummate or cause to be consummated the sale of the Property and make or cause to be made the conveyances, transfers and assignments contemplated herein.  Seller and Seller's managing member are duly qualified to do business in the State of Illinois to the extent such qualification is required under Illinois law.  The persons signing this Agreement on behalf of Seller are authorized to do so.  This Agreement and all of the documents to be delivered by Seller at the Closing have been or will be duly authorized and properly executed and constitute or will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms when delivered.

Exhibit O-2

(b)     Conflicts.  There is no agreement to which Seller is a party or, to Seller's Knowledge, binding on Seller or the Property which is in conflict with this Agreement or which would limit or restrict the timely performance by Seller of its obligations pursuant to this Agreement.

(c)     Documents and Records. Seller has provided (or upon the execution hereof will provide) Purchaser with true, correct and complete copies of the items scheduled in Exhibit C attached hereto; in addition, Seller has provided or will provide upon Purchaser's reasonable request, Purchaser with, or will make available to Purchaser for inspection at the Property, other information regarding the Property and the operation thereof by Seller in the possession and control of Seller or its property manager (all of the foregoing collectively the "Property Information").

(d)     Litigation.  To Seller's Knowledge, there is no action, suit  or proceeding pending or expressly threatened in writing which (i) if adversely determined, would materially and adversely affect the Property, or (ii) which challenges or impairs Seller's ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

(e)     Leases.  Other than the Leases listed on Exhibit D attached hereto, there are no contracts or agreements with respect to the occupancy of the Property owned by such Seller or any portion or portions thereof which will be binding on Purchaser or such Property after the Closing.  The copies of the Leases heretofore delivered by such Seller to Purchaser are true, correct and complete copies thereof, and the Leases have not been amended except as evidenced by amendments similarly delivered and listed on Exhibit D attached hereto and constitute the entire agreement between such Seller and the tenants thereunder.  Except as set forth in Exhibit D attached hereto, Seller has not given or received any written notice of any party's default or failure to comply with the terms and provisions of the Leases which remains uncured.  Exhibit D-1 attached hereto is a true and correct statement of all tenants that are more than thirty (30) days delinquent in rents under any of the Leases as of April 12, 2006.  Exhibit D-2 attached hereto is a true and correct statement of any and all outstanding obligations of Seller to tenants under any of the Leases as of April 12, 2006 with respect to tenant improvement allowances or similar monetary allowances from Seller to tenants under any of the Leases, as well as any unperformed construction obligations of Seller under any of the Leases and Construction Contracts and outstanding leasing commission obligations for the initial term of any of the Leases.

 (f)     Service and Construction Contracts.   Exhibit E sets forth all of the Service Contracts and Construction Contracts presently outstanding with respect to the Property.  Other than as set forth on Exhibit E and the Management Agreement, there are no Service Contracts or Construction Contracts affecting the Property.  To Seller's Knowledge, neither Seller nor any other party is in default with respect to any of its obligations or liabilities pertaining to the Service Contracts or the Construction Contracts.

Exhibit O-3

(g)     Notice of Violations.  Seller has received no written notice that either the Property or the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Property  that have not been resolved to the satisfaction of the issuer of the notice.  To Seller's Knowledge, neither the Property nor the use thereof violates any laws, including without limitation Environmental Laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Property in any material respect.

(h)     Withholding Obligation.  Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code or under the laws of the State of Illinois.

(i)      Condemnation.  Except for any condemnation proceedings which Seller has not yet been served with process, there are no pending or, to Seller's Knowledge,  threatened condemnation or similar proceedings affecting the Property or any part thereof.  To Seller's Knowledge, there are no pending condemnation proceedings to which Seller has not yet been served with process.

(j)      Insurer Notices.  Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in, on, or about the Property, or any part or component thereof, which would adversely affect the insurability of the Property or cause an increase in the premiums for the Property which have not been cured or resolved to the satisfaction of the party issuing the notice.  To Seller's Knowledge there are no defects or inadequacies in the Property, or any part or component thereof, which would adversely affect the insurability of the Property or cause an increase in the premiums for the Property.

(k)     Employees.  Seller has no on-site employees engaged in the operation and maintenance of the Property.

(l)      Marketable Title.  At the Effective Date and as of Closing, Seller will own the Personal Property scheduled in Exhibit F free and clear of all liens, claims, encumbrances, and rights of others, except the leased or financed equipment disclosed pursuant to Exhibit F.  Seller is not a party to any contract, agreement, or commitment to sell, convey, assign, transfer or otherwise dispose of any portion or portions of the Property.

(m)    Operating Statements.  To Seller's Knowledge, the operating statements for the Property delivered to Purchaser are the same operating statements used by Seller in the ordinary course of operating and managing the Property, and fairly present the results of operations of the Property for the periods covered thereby.

(n)     Covenants.  Seller covenants and agrees that during the Contract Period:

Exhibit O-4

(1)     Seller will timely pay and perform its obligations under the Leases, Service Contracts and Construction Contracts to be assumed by Purchaser pursuant hereto.

(2)     Seller shall provide Purchaser with prompt notice and copies of all new Leases, Lease amendments and Lease extensions ("New Leases") and Lease terminations occurring during the Contract Period.  Seller shall use reasonable efforts to solicit input from Purchaser regarding, and keep Purchaser informed of the status of, proposed New Leases, and will provide Purchaser with copies of drafts, proposals, letters of intent and other similar documentation pertaining to such proposed New Leases.  From and after April 26, 2006, Seller shall not enter into any New Leases or lease terminations without obtaining Purchaser's prior written consent, which shall not be unreasonably conditioned, delayed or withheld and shall be deemed given if Purchaser does not reject the same within five (5) business days after notice thereof from Seller.

(3)     From and after the date hereof, Seller will not enter into any contract (other than New Leases and lease terminations as provided in the foregoing subsection (2)) that will be an obligation affecting the Property subsequent to the Closing Date except (x) contracts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30-days' notice, or (y) Construction Contracts entered into pursuant to Leases or New Leases executed in accordance with this Agreement.

(4)     Seller will not remove any Personal Property from the Real Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of materially equal or better quality and quantity as existed as of the time of its removal;

(5)     Seller will continue to operate and maintain the Property in accordance with past practices and will not make any material alterations or changes thereto; provided, however, that notwithstanding past practices Seller shall not be required to make any capital expenditures in maintaining and operating the Property except as otherwise provided in this Agreement;

(6)     Seller will maintain all-risk casualty insurance of a level and type consistent with the insurance maintained by Seller prior to the execution of this Agreement in force with respect to the Property in an amount equal to the full replacement cost of the Property, with a deductible amount not exceeding $1,000,000;

(7)     Upon the expiration of the Inspection Period Seller will send out Tenant Estoppels to the tenants under the Leases (with a complete copy of such tenant's lease attached to the Tenant Estoppel to be executed by such tenant) and use commercially reasonable efforts to obtain and deliver executed Tenant Estoppels to Purchaser at least five (5) business days prior to Closing.

Exhibit O-5

(8)     Seller shall not do anything, nor authorize anything to be done, which would adversely affect the condition of title as shown on the Title Commitment.

(9)     Seller shall notify Purchaser promptly upon receiving written notice during the Contract Period of (i) any fact or event which makes any of the representations or warranties of Seller contained in this Agreement untrue, or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder; (ii) any violation of any law, ordinance or regulation which affects the Property or any portion thereof; or (iii) the filing of bankruptcy or insolvency proceedings by or against any tenant under any of the Leases.  Seller shall provide Purchaser with copies of any notice of default given or received by or on behalf of Seller with respect to any Lease, Construction Contract or Service Contract to be assumed by Purchaser pursuant to this Agreement.

(10)   Seller agrees to terminate by written notice to the other parties thereto, effective as of Closing, any of the Service Contracts  that Purchaser, pursuant to written notice to Seller prior to the expiration of the Inspection Period, requests Seller to terminate, but only if such Service Contracts may be lawfully terminated without any monetary penalty to Seller.  Seller shall deliver to Purchaser copies of all notices of termination given by Seller hereunder.  Seller shall assign to Purchaser at Closing, and Purchaser shall assume, (x) all of the Construction Contracts, and (y) all of the Service Contracts other than those Service Contracts which Seller terminates in accordance with the provisions of this Section 4(n)(10).

 (11)  If requested by Purchaser at any time during the Contract Period, Seller will use commercially reasonable efforts, but at Purchaser's sole cost and expense, to cause any warranties held by Seller and given by third parties with respect to the Property to be transferred to Purchaser at Closing.

  (12) In the event the Property is subject to any covenants, conditions or restrictions of record, Seller shall use commercially reasonable efforts (not including the payment of money) to obtain an estoppel certificate from the applicable declarant, owner's association or other party in customary form; provided, however, that obtaining any such estoppel certificates shall not be condition precedent to Closing hereunder.

5.       Purchaser's Representations and Warranties.  As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

Exhibit O-6

(a)     Organization and Authority.  Purchaser has been duly organized and is  validly existing as a Delaware limited partnership.  Purchaser has the full right and authority, and has obtained any and all consents required, to enter into this Agreement and  consummate or cause to be consummated the purchase of the Property.  The persons signing this Agreement on behalf of Purchaser are authorized to do so.  This Agreement and all of the documents to be delivered by Purchaser at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

(b)     Conflicts.  There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement.

6.       As Is Sale; Release.  (a)  By closing this transaction, Purchaser acknowledges and agrees that it has been given or will be given before the end of the Inspection Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Purchaser's choosing, including, without limitation:

(1)     All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)     The physical condition of the Property, including, without limitation, the interior, the exterior, the structure, the paving, the utilities, and all other physical and functional aspects of the Property.  Such examination of the physical condition of the Property may include an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Purchaser at Purchaser's sole expense.

(3)     Any easements and/or access rights affecting the Property, which are reflected on the Title Commitment.

(4)     The Leases and all matters in connection therewith, including, without limitation, the ability of the tenant thereunder to pay the rent.

(5)     The Service Contracts, the Construction Contracts, the Chiller Contract and any other documents or agreements of significance affecting the Property and furnished to Purchaser.

Exhibit O-7

 (b)    Purchaser specifically acknowledges and agrees that subject to the provisions of Section 4, Seller is selling and Purchaser is purchasing the Property on an "AS IS" and "WITH ALL FAULTS" basis and that, except as provided in Section 4, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, its agents, or brokers as to any matters concerning the Property, including without limitation:  (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any Improvements, (ix) the condition of title to the Property, (x) the Leases, Service Contracts, Construction Contracts or other agreements affecting the Property and furnished to Purchaser, and (xi) the economics of the operations of the Property.

(c)     Without limiting the above, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges the Seller Related Parties, and each of them, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conversation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any similar environmental state or local statutes, regulations, rules or requirements.  The provisions of this Section shall survive Closing; provided, however, that (x) nothing in this Section 6(c) shall release Seller from any liability arising out of any inaccuracy or breach of any of the representations and warranties made by Seller in Section 4, or preclude Purchaser from the exercise of any right or remedy available under this Agreement by reason of any inaccuracy or breach of such representations and warranties, and (y) nothing in this Section 6(c) shall release Seller from any liability arising out the improper release or disposal of hazardous materials at the Real Property by Seller or its authorized agents or employees.

Purchaser's Initials: _______                                                                              Seller's Initials: _______

Exhibit O-8

7.       Representations, Warranties and Covenants Prior to Closing.  The continued validity in all respects of the foregoing representations and warranties shall be a condition precedent to the obligation of the party to whom the representation and warranty is given to close this transaction.  If Purchaser acquires, through any means, actual knowledge that any of Seller's representations and warranties are or shall not be true and correct in any material respect at any time on or before the Closing Date, and such breach of representation or warranty remains uncured for a period of fifteen (15) days after notice thereof from Purchaser to Seller, then Purchaser may, at Purchaser's option, exercised by written notice to Seller, either (i) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (ii) terminate this Agreement and declare this Agreement to be of no further force and effect and in which event the Earnest Money shall promptly be returned to Purchaser and Seller shall have no liability to Purchaser hereunder by reason thereof; provided, however, that if the breach of any representation or warranty of Seller hereunder results from the willful and intentional act of Seller, Purchaser shall have the rights and remedies available to Purchaser hereunder upon a default hereunder or breach hereof by Seller.

8.       Survival of Representations and Warranties After Closing; Limitation of Seller's Liability.  (a)  All representations and warranties of Seller herein shall survive the Closing for a period of one (1) year (the "Limitation Period").

(b)     Purchaser shall provide actual written notice to Seller of any breach of  any of Seller's warranties or representations of which Purchaser acquires knowledge, through any means, at any time after the Closing Date but prior to the expiration of the Limitation Period, and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach is susceptible of cure but cannot reasonably be cured within thirty (30) days, an additional reasonable time period required to effect such cure so long as such cure has been commenced within such thirty (30) days and diligently pursued.  If Seller fails to cure such breach after actual written notice and within such cure period (as extended), Purchaser's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the six (6) months after the expiration of the Limitation Period.

(c)     Notwithstanding anything in this Section 8 to the contrary, (i) Purchaser shall not be entitled to make a claim against Seller for a violation of the representations, warranties, and covenants unless the amount of damages to Purchaser equals or exceeds Fifty Thousand Dollars ($50,000) and (ii) the cumulative, maximum amount of liability that Seller shall have to Purchaser for breaches of the representations, warranties and covenants under this Agreement shall not exceed Three Million Dollars ($3,000,000).

 9.      Inspection Period.  (a)  During the Inspection Period Purchaser may  review the Property Information, and examine, inspect, and investigate the Property to determine whether, in Purchaser's sole judgment and discretion, Purchaser wishes to proceed to purchase the Property.

Exhibit O-9

(b)     Purchaser shall have reasonable access to the Property (subject to and consistent with the rights of the tenants under the Leases) for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser ("Inspections").  Purchaser shall give Seller not less than 24 hours prior written notice before entering onto the Property to perform inspections or tests, and in the case of tests (i) Purchaser shall specify to Seller the precise nature of the test to be performed, (ii) invasive testing shall require the prior advance written consent of Seller, in its sole discretion, and (iii) Seller may require, as a condition precedent to Purchaser's right to perform any such test, that Purchaser deliver Seller evidence of public liability and other appropriate insurance maintained by Purchaser or Purchaser's contractor naming Seller as an additional insured thereunder.  Any inspections and testing shall be performed in accordance with law and only by appropriately qualified and, where applicable, licensed personnel.  Purchaser shall keep the Property free and clear of any liens.  If any inspection or test disturbs the Property,  Purchaser will restore the Property to substantially the same condition as existed prior to any such inspection or test.  The obligations of Purchaser under this Section shall survive the termination of the Agreement.

(c)     Purchaser and its agents, employees, and representatives may, upon not less than 24 hours prior notice to Seller, examine and make copies of all books and records and other materials relating to the Property in the possession of Seller or Seller's property manager at the office of Seller where such records are maintained, except to the extent (x) Seller or Seller's property manager is required by written agreement or applicable law to keep such books and records confidential (in the event of written confidentiality agreements Seller shall specifically list any and all such agreement(s) and designate the scope and nature thereof) or (y) Seller or Seller's property manager reasonably deems the same privileged or confidential, which confidential information may include appraisals, business plans, market studies, financial projections and attorney-client communications.  At the reasonable request of Purchaser, and at Purchaser's sole expense, Seller shall cause specified items of such information available for examination and copying by Purchaser to be copied or scanned and transmitted to Purchaser at a location designated by Purchaser.

 (d)    Notwithstanding anything contained herein to the contrary, Seller shall have the right, in its sole discretion, to have an employee of Seller or any other party designated by Seller (including Seller's property manager) present during any such Inspection and to approve any inquiries (including any written correspondence) Purchaser may make to any tenants, property management employees, parties to Service Contracts, or any governmental officials or representatives.  Purchaser shall give Seller not less than forty-eight (48) hours prior written notice of any proposed meeting with any tenant, property management employee, party to a Service Contract, or any governmental officials or representatives with regard to the Property (which notice, for purposes of this subsection (d) only, may be given by facsimile or electronic mail); provided proper notice was given, Purchaser may proceed with any such meeting despite the failure of Seller to have its employee or representative present.

Exhibit O-10

(e)     Purchaser shall indemnify and defend Seller against and hold Seller harmless from any and all loss, cost, claim, liability and expense (including reasonable attorneys' fees) arising out of Purchaser's activities on the Real Property or relating to Purchaser's Inspections during the term of this Agreement, excluding economic loss that results solely from the discovery or disclosure of adverse matters.  Purchaser's obligations under this Section shall expressly survive the Closing or termination of this Agreement.

 (f)     Prior to the end of the Inspection Period, Purchaser, at its sole cost and expense, may (but shall not be obligated to) obtain an environmental report for the Property.  If Purchaser obtains such a report but Closing does not occur, then Purchaser shall provide a copy of such environmental report to Seller.

 (g)    Purchaser may terminate this Agreement for any reason (or no reason) on or before the end of the Inspection Period.  If Purchaser fails to timely elect to terminate this Agreement by giving written notice of such election to Seller on or before the end of the Inspection Period, this Agreement shall continue in full force and effect and except as otherwise expressly provided for in this Agreement, the Earnest Money shall be non-refundable.

(1)     If Purchaser timely elects to terminate this Agreement by giving written notice of such election to Seller on or before 5:00 p.m. Central Daylight Time on April 26, 2006, this Agreement shall terminate, whereupon (x) the Independent Contract Consideration shall be retained by Seller in consideration of the Inspection Period provided hereunder, (y) the First Earnest Money Deposit and the Second Earnest Money Deposit shall be immediately refunded to Purchaser, and (z) neither party shall have any further liability or obligation to the other except for the provisions of this Agreement that expressly survive Closing or early termination.

(2)     If Purchaser timely elects to terminate this Agreement by giving written notice of such election to Seller after 5:00 p.m. Central Daylight Time on April 26, 2006 but on or before the end of the Inspection Period, this Agreement shall terminate, whereupon (x) the First Earnest Money Deposit (which includes the Independent Contract Consideration) shall be retained by Seller in consideration of the Inspection Period provided hereunder, (y) the Second Earnest Money Deposit shall be immediately refunded to Purchaser, and (z) neither party shall have any further liability or obligation to the other except for the provisions of this Agreement that expressly survive Closing or early termination.

10.     Closing.  (a)  The Closing shall be accomplished through the escrow referred to in subsection (c), and shall take place at or prior to noon Central Daylight Time on Monday, June 12, 2006, or such later date (but in each case the 11th day of the calendar month, or if the 11th day of a calendar month is not a business day, the next business day) to which Closing is extended in accordance with the provisions of this Agreement, provided that all conditions precedent to the Closing have been fulfilled or have been waived in writing by the respective party entitled to waive same.  For purposes of this Section 10, Closing shall be deemed to have occurred upon (and only upon) the wire transfer of the Purchase Price to Seller (plus or minus prorations and adjustments as provided herein).

Exhibit O-11

(b)     In the event that Seller fails to timely obtain the required Tenant Estoppels pursuant to Section 11(a)(4), Seller may elect to unilaterally extend the Closing for a period of one month (to the 11th day of the following month, or if the 11th day of the following month is not a business day, the next business day) to permit Seller to attempt to obtain such Tenant Estoppels.  Any such election shall be made by Seller by notice to Purchaser not later than three (3) business days prior to the date set for Closing hereunder.

(c)     On or prior to the date set for Closing under this Agreement, the parties shall establish the usual form of deed and money escrow with Title Company.  Counsel for the respective parties are hereby authorized to execute the escrow trust instructions, as well as any amendments thereto.  In the event of any conflict between the escrow trust instructions and the provisions of this Agreement, as between the parties hereto the provisions of this Agreement shall control.

11.     Conditions to Purchaser's Obligation to Close.  (a)  Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by Purchaser:

(1)     This Agreement shall not have been previously terminated pursuant to any other provision hereof;

(2)     Seller shall be prepared to deliver or cause to be delivered to Purchaser all instruments and documents to be delivered to Purchaser at the Closing pursuant to Section 14 or any other provision of this Agreement;

(3)     The representations and warranties of Seller contained in this Agreement shall have been true on the date of this Agreement and shall be true at Closing, and Seller shall have performed all obligations and complied with all covenants required by to be performed by Seller pursuant to this Agreement;

(4)     The Management Agreement shall have been terminated on       or before the Closing at no cost, liability or expense to Purchaser; and

Exhibit O-12

(5)     Seller shall have delivered to Purchaser Tenant Estoppels from (i) the Major Tenants and (ii) tenants leasing space which in the aggregate comprises not less than eighty-five percent (85%) of the rentable office and retail space at the Property which is then leased to tenants (inclusive of the Major Tenants) excluding rentable space in the parking garage.  Seller may, but shall not be obligated to, substitute a Seller estoppel certificate in the form attached hereto as Exhibit L-1 ("Seller Estoppel"), certifying to substantially the same matters as a Tenant Estoppel, for any Tenant Estoppel required hereunder other than a Tenant Estoppel of a Major Tenant.  In the event that Seller delivers a Seller Estoppel in lieu of a Tenant Estoppel with respect to any Lease at Closing, Seller and Purchaser shall reasonably cooperate to obtain a Tenant Estoppel with respect to such Lease, and the Seller Estoppel shall expire and be of no further force or effect effective upon the delivery to Purchaser of a Tenant Estoppel executed by the tenant under such Lease after Closing which complies with the requirements for Tenant Estoppels set forth in the following sentences.  No Tenant Estoppel shall (A) be inconsistent with the Lease Schedule attached hereto as Exhibit D in any material respect, (B) assert the existence of a material default by the landlord under the subject Lease, (C) assert the existence of a material agreement between the landlord and the tenant not reflected in the subject Lease, or (D) disclose any other matter which materially and adversely affects the Property, unless in each case, prior to Closing, Seller shall have submitted to Purchaser written evidence reasonably acceptable to Purchaser indicating that any such unpermitted matter has been resolved.  Purchaser agrees that it will accept any Tenant Estoppel which contains language which qualifies the statements set forth in paragraph 7 or 8 of Exhibit L regarding Landlord default or other actions of Landlord as being within the "knowledge", "best knowledge", "actual knowledge" or any words of similar import or effect of the tenant that executes and delivers such Tenant Estoppel.

(b)  In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 17(b) hereof, Purchaser may elect, upon notice to Seller, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other except for the provisions of this Agreement that expressly survive Closing or early termination.

12.     Conditions to Seller's Obligation to Close.  (a)  Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions has been fulfilled or waived in writing by Seller:

(1)     Purchaser shall be prepared to pay to Seller all amounts to be paid to it at Closing pursuant to the provisions of this Agreement;

(2)     Purchaser shall be prepared to deliver to Seller all instruments and documents to be delivered to Seller at the Closing pursuant to Section 15 or any other provision of this Agreement;

(3)     The representations and warranties of Purchaser contained in this Agreement shall have been true on the date of this Agreement and shall be true at Closing, and Purchaser shall have performed all obligations and complied with all covenants required by to be performed by Purchaser pursuant to this Agreement; and

(4)     This Agreement shall not have been previously terminated pursuant to any other provision hereof.

Exhibit O-13

(b)     In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 17(a) hereof, Seller may elect, upon notice to Purchaser, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other except for the provisions of this Agreement that expressly survive Closing or early termination.

13.     Title Insurance.  (a) The Title Report shall be delivered to Purchaser within five (5) days after the date of this Agreement.

(b)     During the Inspection Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey (and the updated Survey), and satisfy itself as to the availability from the Title Company of the ALTA extended coverage owner's policy of title insurance (including any required endorsements) required by Purchaser at Closing (the "Title Policy").

(c)     Seller shall have no obligation to remove or cure title objections, except for (i) liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company, (ii) any exceptions or encumbrances to title which are created by Seller after the date of this Agreement without Purchaser's consent, and (iii) non-consensual liens not exceeding $250,000 in the aggregate (but expressly excluding liens or claims of lien for work or materials performed or supplied by or on behalf of any tenant), which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company.

(d)     Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Inspection Period to add exceptions not arising from the act or omission of Purchaser if such additional exceptions are not acceptable to Purchaser and are not removed or affirmatively insured over by the Title Company by the Closing Date.

(e)     "Permitted Exceptions" shall mean: (i) any exception arising out of an act of Purchaser or its representatives, agents, employees or independent contractors; (ii) zoning ordinances and regulations; (iii) the specific exceptions in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided above; (iv) items shown on the Survey or any updated Survey of the Real Property which have not been removed or objected to as of the end of the Inspection Period (provided that if the updated Survey is received later than April 24, 2006, then the period during which to object to such items shall be extended on a day-for-day basis); (v) real estate Taxes not yet due and payable; (vi) rights of tenants, as tenants only, under the Leases; and (vii) liens or claims of lien for work or materials performed or supplied by or on behalf of a tenant.

14.     Seller's Closing Deposits.  At Closing, Seller shall deliver or cause to be delivered to Purchaser each of the following instruments and documents:

(a)     the Deed, duly executed and acknowledged by Seller;

Exhibit O-14

(b)     a counterpart Assignment of Leases, duly executed and acknowledged by Seller;

(c)     the Bill of Sale, duly executed and acknowledged by Seller;

(d)     the FIRPTA Certificate, duly executed and acknowledged by Seller;

(e)     original copies of any required real estate transfer tax declarations executed by Seller or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby;

(f)      an updated copy of Exhibit D, certified by Seller as being true, accurate and complete as of Closing, and original copies of all Leases, Service Contracts and Construction Contracts in the possession of Seller or its property manager;

(g)     a counterpart of the Closing Statement for the transaction contemplated hereby, duly executed and acknowledged by Seller and approved by Purchaser (and the parties will use reasonable efforts to prepare and circulate a draft Closing Statement at least two (2) business days before the scheduled Closing Date and finalize such Closing Statement at least one (1) business day before the scheduled Closing Date);

(h)     a Seller's ALTA Statement, duly executed and acknowledged by Seller, in such form as is required by the Title Company to issue the Title Policy and obtain extended coverage, provided that Seller shall not be obligated to retain any liabilities or execute any indemnification other than as required by Section 13(c) of this Agreement or as otherwise reasonably requested by the Title Company;

(i)      a duly executed notice to each of the tenants under the Leases in the form attached hereto as Exhibit K;

(j)     a certificate updating Seller's representations and warranties set forth in Section 4;

(k)     evidence of Seller's termination of the  Management Agreement;

(l)      all master keys in the possession of Seller or its property manager to all locks on the Property;

(m)    the Master Lease, duly executed by Seller;

(n)     such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

Exhibit O-15

15.     Purchaser's Closing Deposits.  At Closing, Purchaser shall deliver or cause to be delivered to Seller each of the following instruments, documents and amounts:

(a)     the balance of the Purchase Price, plus sufficient cash to pay Purchaser's share of all escrow costs, prorations and closing expenses as set forth herein;

(b)     a counterpart Assignment of Leases, duly executed and acknowledged by Purchaser;

(c)     original copies of any required real estate transfer tax declarations executed by Purchaser or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby;

(d)     a counterpart of the Closing Statement for the transaction contemplated hereby, duly executed and acknowledged by Purchaser;

(e)     the Master Lease, duly executed by Purchaser; and

(f)      such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

16.     Prorations and Adjustments. (a)  The items in subsections (1) through (3) of this Section 16(a) shall be prorated between Seller and Purchaser as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

(1)     Taxes and Assessments.

          (i)      Real estate taxes assessed against the Real Property ("Taxes") for the calendar year 2004 and prior calendar years (i.e., payable in calendar year 2005 and prior calendar years) and special assessments against the Real Property ("Assessments") payable during calendar year 2005 and prior calendar years have been paid by Seller.

          (ii)      Taxes assessed against the Real Property for the calendar year 2006 and subsequent calendar years (i.e., payable in calendar year 2007 and subsequent calendar years) and Assessments payable during calendar year 2007 and subsequent calendar years shall not be prorated and shall be paid by Purchaser when due.

          (iii)     Taxes assessed against the Real Property for the calendar year 2005 (i.e., payable in calendar year 2006) and Assessments payable during calendar year 2006 shall be prorated at Closing as follows:

Exhibit O-16

(A)     Seller shall pay any penalties or interest due as a result of the late payment of any installment of Taxes or Assessments payable in calendar year 2006 or prior calendar years which are delinquent as of Closing.

(B)     Seller shall receive a credit equal to the Taxes assessed for calendar year 2005 and payable in calendar year 2006, or Assessments payable in calendar year 2006, which were paid by Seller to the relevant taxing authority prior to Closing; and

(C)     Purchaser shall receive a credit for the sum of (i) all amounts actually paid to Seller by tenants under Leases on account of Taxes and Assessments payable during calendar year 2006, plus (ii) the estimated aggregate amount of Taxes and Assessments attributable to space in the Real Property for which Seller was not entitled to payment or reimbursement by tenants for any period prior to Closing in respect of Taxes or Assessments payable in 2006 (including vacant space, or space for which the tenant under a Lease was not obligated to pay to the landlord any share, or such tenant's full pro rata share, of Taxes and Assessments payable during calendar year 2006).

Any refund or credit attributable to Seller's overpayment of Taxes and Assessments payable in 2005 and previous years (collectively, the "2005 Refund") which is not the property of tenants under Leases is the property of Seller, and Purchaser shall reasonably cooperate with Seller to obtain the 2005 Refund at Seller's sole expense.  Seller hereby grants to Purchaser any rights it may have to contest or appeal the Taxes, Assessments or assessed valuation of the Property for Taxes and Assessments payable in 2006 and subsequent years.  If Purchaser elects to exercise such contest or appeal rights, Seller shall cooperate reasonably with Purchaser to obtain the reduction in such Taxes, Assessments or assessed valuation, at Purchaser's reasonable expense.  Any refund or credit attributable to the overpayment of Taxes and Assessments payable in 2006 and subsequent years, less any attorneys fees or costs payable in with respect to such Taxes and Assessments payable in 2006 (the "2006 Refund") which is not the property of tenants under Leases shall be allocated between Seller and Purchaser based upon their respective periods of ownership and Purchaser shall promptly remit to Seller any portion of the 2006 Refund allocable to Seller, regardless of whether or not such refund is in the form of a cash rebate or a credit against future Taxes and Assessments.  The provisions of this Section 16(a)(1) shall survive Closing.

Exhibit O-17

(2)     Collected Rent.  Purchaser shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing.  Uncollected rent and other uncollected income shall not be prorated at Closing.  After Closing, Purchaser shall apply all rent and income collected by Purchaser from a tenant, together with such tenant's pro-rata share of Taxes, Assessments and Operating Expenses (x) first to such tenant's monthly rental or the month in which the payment is made and then to any unpaid balances for the months after Closing occurs in the inverse order, (y) next,to such tenant's monthly rental and expense reimbursement obligations for the month in which the Closing occurs and (z) then to arrearages in the reverse order in which they were due, remitting to Seller, after deducting collection costs, any rent or expense reimbursements properly allocable to Seller's period of ownership.  Purchaser shall bill and attempt to collect such rent and expense reimbursement arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages.  Seller shall have the right to seek collection of any rents,  other income or expense reimbursements applicable to any period before the Closing and Purchaser will cooperate with Seller in Seller's efforts to collect the same; however, following Closing, Seller shall not have the right to terminate any Lease or any tenant's right to possession of its premises.  Any rent or other income received by Seller after Closing which are owed to Purchaser shall be remitted to Purchaser promptly after receipt.

(3)     Operating Expenses.  Operating Expenses incurred by Seller in connection with the Property for the year 2006 shall be prorated at Closing as follows:

(i)                Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent (collectively, "Operating Expense Payments") to cover insurance, utilities, maintenance and other operating costs and expenses incurred by Seller in connection with the ownership, operation, maintenance and management of the Property during 2006 (collectively, "Operating Expenses").

(ii)              Seller shall receive a credit equal to the total amount of Operating Expenses paid by Seller;

(iii)             Purchaser shall receive a credit for the sum of (A) all Operating Expense Payments actually paid to Seller by tenants under Leases during calendar years 2006, plus (B) the estimated aggregate amount of Operating Expenses for which Seller was not entitled to payments for any period prior to Closing (including vacant space, or space for which the tenant under a Lease was not obligated to pay to the landlord any share, or such tenant's full pro rata share, of Operating Expenses, or Operating Expenses which are not reimbursable under tenant Leases).   Purchaser shall be responsible for crediting or repaying to the appropriate tenants any excess Operating Expense Payments for 2006 paid by tenants under Leases;

Exhibit O-18

(iv)           If at Closing the precise amount of Operating Expenses paid by Seller cannot be ascertained, then the amount of such Operating Expenses shall be estimated by the parties at Closing; when the precise amount of Operating Expenses paid by Seller is ascertained (but in no event later than the time for reproration as provided below), the parties shall make an adjusting payment between them in cash.

(4)     Percentage Rent.  Percentage rents shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of percentage rents.  All interim percentage rent payments made before the Closing Date shall be retained by Seller until year-end adjustment and determination of Seller's allocable share thereof, except that interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month occurring before the Closing Date, and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share.  All amounts received by Purchaser on or after the Closing Date as interim payments of percentage rents shall be retained by Purchaser until year-end adjustment and determination of Seller's allocable share thereof except to the extent provided below.  Upon final determination of percentage rents owed by a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts owed for such fiscal year on account of percentage rents, and Seller's allocable share of such percentage rents shall be equal to an amount determined by multiplying total percentage rents owed by the fraction whose numerator is the number of days in such fiscal year before the Closing Date, and whose denominator is the total number of days in such fiscal year.  At the end of the fiscal year for each Lease for which percentage rents are due, Purchaser shall promptly bill the amounts due, if necessary.  Within fifteen (15) days after collection, Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any.  If Seller has retained amounts in excess of its allocable share, Seller, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, shall remit such excess to Purchaser.  Any percentage rent with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Purchaser shall remit to Seller all payments made to Purchaser after the Closing Date on account of such percentage rents.  Any percentage rents with respect to Leases commencing on or after the Closing Date shall belong entirely to Purchaser.

Exhibit O-19

(b)     Reproration.  Within one hundred twenty (120) days following the Closing Date, Purchaser shall prepare and present to Seller a calculation of the reproration of Operating Expenses under clause (B) of Section 16(a)(3)(ii) and other items (including any Taxes which are the obligation of Seller hereunder), based upon the actual amount, or then best estimate, of such items charged to or received by the parties for the year or other applicable fiscal period.  The parties shall use commercially reasonable efforts to agree upon and complete the appropriate adjusting payment between them within 30 days after presentment to Seller of Purchaser's calculation.  Seller may inspect Purchaser's books and records related to the Property to confirm the calculation.  Such reproration shall be final.

(c)     Service Contracts.  With respect to Service Contracts and Construction Contracts assumed by Purchaser pursuant to this Agreement, Seller shall receive a credit for prepaid charges and premiums applicable to Purchaser's period of ownership and Purchaser shall receive a credit for amounts due and unpaid under (i) such Service Contracts applicable to Seller's period of ownership and (ii) such Construction Contracts applicable to Seller's period of ownership and relating to the initial occupancy of tenants under the Leases scheduled on Exhibit M attached hereto as provided in Exhibit M.

          (d)     Tenant Obligations.   Responsibility for the payment of all Tenant Obligations relating to the initial occupancy of tenants under the Leases scheduled on Exhibit M attached hereto shall be allocated between Seller and Purchaser as provided in Exhibit M. With respect to Tenant Obligations arising under Leases not set forth in Exhibit M, including any New Leases, such Tenant Obligations shall be amortized on a straight line basis over the initial term of any such Lease and prorated between Seller and Purchaser based on the number of days that each of Seller and Purchaser were the landlord under any such Lease. If, as of the Closing Date, Seller shall have paid any Tenant Obligations for which Purchaser is responsible pursuant to the forgoing provisions, Purchaser shall reimburse Seller therefor at Closing.  If, as of the Closing Date, Seller shall not have paid any Tenant Obligations for which Seller is responsible, Purchaser shall receive a credit at Closing in such amounts.

(e)     Tenant Deposits.  All unapplied tenant security deposits (and interest thereon if required by law or contract to be earned thereon) under Leases, as reflected in the Leases and confirmed in the Tenant Estoppels, shall be transferred or credited to Purchaser at Closing.  As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser.  Any letters of credit held as substitutes for security deposits shall be transferred to Purchaser at Closing, if transferable, otherwise, Seller shall hold the same on Purchaser's behalf (draw on the same at Purchaser's direction) pending Purchaser's receipt of a replacement letter of credit payable to Purchaser and approved by Purchaser as to its form.  If Purchaser directs Seller to draw on any letter of credit, then Purchaser shall indemnify, protect, defend and hold Seller harmless from and against any loss, cost, damage, liability, claim or expense (including reasonable attorneys' fees and court costs) arising from or relating to Seller's having drawn upon any such letter of credit. The provisions of this Section 16(e) shall survive the Closing of the transactions contemplated by this Agreement.

Exhibit O-20

(f)      Utility Deposits.  Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing. If Seller has paid utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.  In the case of non-transferable deposits, Purchaser shall be responsible for making any security deposits required by utility companies providing service to the Real Property.

(g)     Owner Deposits.   Seller shall be entitled to the return of all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Real Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility, or similar entity (collectively, "Owner Deposits").   Purchaser shall replace such Owner Deposits and obtain the release of Seller (or its affiliates) from any obligations under such Owner Deposits related to the period after Closing.  To the extent that any funds are released as a result of the termination of any Owner Deposits for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.

(h)     Parking Agreement.  Pursuant to the Parking Agreement, in the event of a Shortfall the owner of the Property will be obligated to reimburse the manager thereunder for one-half of the Shortfall, payable in 60 equal monthly installments over the then-remaining term of the Parking Agreement.  In the event of a Shortfall, when the amount of the Shortfall is ascertained Seller shall pay to Purchaser an amount equal to the portion of the Shortfall that will be payable by Purchaser pursuant to the Parking Agreement.

(i)      Master Lease.  At Closing Seller and Purchaser shall enter into a master lease in the from attached hereto as Exhibit O (the "Master Lease"), pursuant to which Seller will lease from Purchaser all of the space available for lease in the Property as of the Closing Date (including without limitation the "must-take" space under the Health Care Service Corporation) for a gross rental amount equal to the sum of (i) any Rent Abatements allocable to the period from and after the Closing Date, plus (ii) One Million Three Hundred Sixty-Five Thousand Dollars ($1,365,000).  The term of the Master Lease shall be calculated by the parties at Closing based on the amount of space available for lease in the Property as of the Closing Date, and an annual gross rental rate for such available space of Twenty-Five Dollars ($25.00) per square foot.

 (j)     Indemnity.  Purchaser hereby agrees to indemnify, protect, defend and hold Seller harmless from and against each obligation of Seller for which, and to the extent that, credit has been given to Purchaser at the time of Closing.  Seller hereby agrees to indemnify, protect, defend and hold Purchaser harmless from and against each obligation of Purchaser for which, and to the extent that, credit has been given to Seller at the time of Closing. The provisions of this Section 16(h) shall survive the Closing.

Exhibit O-21

17.     Default; Termination.  (a)  If Purchaser defaults hereunder, then provided Seller is not in default, Seller's sole remedy shall be to terminate this Agreement by giving written notice thereof to Purchaser, whereupon the Earnest Money shall be retained by Seller as liquidated damages as Seller's sole and exclusive remedy, and neither party shall have any further liability or obligation to the other except for those liabilities and obligations that expressly survive Closing or early termination of this Agreement.  The parties acknowledge and agree that Seller's actual damages in the event of Purchaser's default are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined.

(b)     If Seller defaults hereunder prior to Closing, then provided Purchaser is not in default, Purchaser may, at its sole election, either:

(1)     Terminate this Agreement, whereupon the Earnest Money shall be promptly returned to Purchaser and neither party shall have any further liability or obligation to the other except for those liabilities or obligations that expressly survive Closing or early termination of this Agreement; provided, however, that if Seller's default is the result of Seller's willful refusal to close the transaction contemplated by this Agreement notwithstanding the satisfaction of all of the conditions precedent to the respective obligations to close of Seller and Purchaser hereunder, then Seller shall pay to Purchaser the sum of $2,000,000 as liquidated damages as Purchaser's sole and exclusive remedy, and neither party shall have any further liability or obligation to the other except for those liabilities and obligations that expressly survive Closing or early termination of this Agreement.  The parties acknowledge and agree that Purchaser's actual damages in the event of Seller's default are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined; or,

(2)     Assert and seek judgment against Seller for specific performance; provided, however, if the remedy of specific performance is not legally available to Purchaser by reason of Seller's transfer of the Property to a third party, Purchaser shall be entitled to the prompt return of the Earnest Money, and Seller shall pay to Purchaser the sum of $2,000,000 as liquidated damages as Purchaser's sole and exclusive remedy, and neither party shall have any further liability or obligation to the other except for those liabilities and obligations that expressly survive Closing or early termination of this Agreement.  The parties acknowledge and agree that Purchaser's actual damages in the event of Seller's default are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined;

provided that (x) the foregoing shall be Purchaser's sole and exclusive remedies, and the exercise of one of such remedies by Purchaser shall be deemed an election of remedies, and shall preclude Purchaser from the exercise of the other such remedy, and (y) subject to Section 8 hereof, nothing in this subsection (b) shall limit any right or remedy available to Purchaser after Closing in connection with any inaccuracy or breach of any of Seller's warranties and representations set forth in Section 4.

Purchaser's Initials: _______                                                          Seller's Initials: _______

Exhibit O-22

18.     Expenses.  (a)  Seller and Purchaser shall each pay one-half of the escrow fee charged by Title Company.

(b)     Seller shall pay (i) the basic premium charge for the Title Policy, and (ii) all State of Illinois and Cook County real estate transfer taxes due on the transfer of the Property from Seller to Purchaser.

(c)     Purchaser shall pay (i) all recording costs for this transaction, (ii) the City of Chicago real estate transfer taxes due on the transfer of the Property from Seller to Purchaser, (iii) the additional premium and other charges by Title Company for any lender's title policy(ies), extended coverage endorsement, and for any other endorsements requested by Purchaser to the Title Policy or to any lender's title policy.

(d)     Other closing costs shall be allocated among Seller and Purchaser as expressly provided in this Agreement, or in the absence of such provision, as is customary in connection with commercial real estate transactions in the City of Chicago.  Each party shall pay its own attorneys' costs, expenses and fees.

19.     Intermediaries. (a)  Purchaser and Seller acknowledge and agree that Broker has acted as a broker in connection with this transaction.  Upon Closing, Seller agrees to pay a brokerage commission to Broker per Seller's separate agreement with Broker.

(b)     Seller represents to Purchaser, and Purchaser represents to Seller, that except for Broker, there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction.

(c)     Subject to the provisions of subsection (a) hereof, Seller agrees to indemnify and hold harmless Purchaser, and Purchaser agrees to indemnify and hold harmless Seller, against and from all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for fees, commissions, or other compensation claimed to be due to any party with whom the indemnifying party may have dealt in connection with this transaction, including costs and reasonable attorneys' fees incident thereto.

20.     Destruction of Improvements.  (a)  If prior to Closing Material Damage shall occur with respect to the Improvements, or a condemnation proceeding is commenced or threatened in writing by a governmental or quasi-governmental agency with the power of eminent domain ("Condemnation"), then:

(1)     Purchaser may elect, within fourteen (14) days from and after said damage or destruction, or notice of such Condemnation, by written notice to Seller, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and, except for the provisions of this Agreement that expressly survive Closing or earlier termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither party shall have any liability to the other by reason hereof; or

Exhibit O-23

(2)     In the event Purchaser does not timely elect to terminate pursuant to subsection (1), the transaction contemplated hereby shall be closed without a reduction in the Purchase Price, and Seller shall assign to Purchaser Seller's rights in any insurance proceeds or Condemnation award to be paid to Seller in connection with such Material Damage or Condemnation, and, in the case of Material Damage, Seller shall pay to Purchaser an amount equal to the deductible under Seller's policy of casualty insurance and Seller shall execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.  In such event, any title exception arising by reason of said damage, destruction or Condemnation shall be deemed a Permitted Exception.

(b)     If, prior to Closing, any of the Improvements are damaged or destroyed and such damage is not Material Damage, Purchaser shall remain obligated to close hereunder with no abatement in the Purchase Price.  At Closing Seller shall assign to Purchaser Seller's rights in any insurance proceeds to be paid to Seller in connection with such damage or destruction, and at Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to the deductible amount under Seller's casualty insurance policy.

21.     General Provisions.  (a)  This written Agreement, including all Exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

(b)     This Agreement may be amended only by a written memorandum subsequently executed by all of the parties hereto.

(c)     No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party.  No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)     Time is of the essence of this Agreement and each provision hereof (including without limitation Section 10).  In the computation of any period of time provided for in this Agreement or by law, any date falling on a Saturday, Sunday or legal holiday shall be deemed to refer to the next day which is not a Saturday, Sunday, or legal holiday.

(e)     In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

(f)      Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

Exhibit O-24

(g)     This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective heirs, executors, personal representatives, successors, and assigns, provided, however, that (x) this Agreement may not be assigned by Purchaser without the prior express written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, (y) Purchaser may designate an Affiliate of Purchaser to take title to the Property by written notice to Seller, and (z) Purchaser may assign the rights of Purchaser under this Agreement to an Affiliate of Purchaser by written notice to Seller, provided that no such assignment shall release or discharge Purchaser from any liability arising pursuant to this Agreement.

(h)     All notices and other communications required or permitted hereunder shall be in writing and shall be mailed, hand delivered, or sent by Federal Express, UPS or other recognized overnight courier service, to the parties as follows:

In the case of notices directed to Seller:

Gary E. Block and Thomas F. Ellis

The Carlyle Group

1001 Pennsylvania Avenue N.W.

Suite 220 South

Washington, D.C. 20004-2505

and to:

John Grissim and Donald Kurdziel

Lincoln Property Company

120 North LaSalle Street, Suite 1750

Chicago, Illinois 60602

with a copy to:

Alvin Katz and Joshua Hanna

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois  60606

and in the case of notices directed to Purchaser:

Parkway Properties LP

Attention:  James M. Ingram

188 East Capitol Street, Suite 1000

Jackson, Mississippi  39201-2195

with a copy to:

Forman Perry Watkins Krutz & Tardy LLP

Attention:  Steven M. Hendrix

200 South Lamar Street, Suite 100

Exhibit O-25

Jackson, Mississippi  39201-4099

or to such additional or other persons, at such other address or addresses as may be designated by notice from Purchaser or Seller, as the case may be, to the other.  Notices by mail shall be sent by United States certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given and effective two (2) business days following posting in the United States mails.  Notices by hand delivery shall be deemed given and effective upon the delivery thereof.  Notices by overnight courier shall be deemed given and effective on the first business day following the delivery thereof to Federal Express, UPS or another recognized overnight courier service.

(i)      This Agreement shall be governed in all respects by the internal laws of the State of Illinois.

(j)      This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

(k)     In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys' fees in such action or proceeding in such amount as the court may adjudge reasonable.  The prevailing party shall be determined by the court based upon an assessment of which party's major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision.  If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

(l)      This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.  All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(m)    Seller and Purchaser hereby designate the Title Company to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.  Seller, Purchaser and Title Company shall execute at Closing a Designation Agreement designating the Title Company as the reporting person with respect to the transaction contemplated by this Agreement.

Exhibit O-26

(n)     Neither this Agreement nor any memorandum or evidence hereof shall be recorded in any public records by Purchaser; provided, however, that the foregoing shall not preclude the recording of a lis pendens notice upon the filing of an action by Purchaser for specific performance of this Agreement.   If this Agreement or a memorandum hereof is recorded by Purchaser in violation of this Section 21(n), this Agreement shall be deemed ipso facto canceled and terminated, the Earnest Money shall thereupon be forfeited to Seller, and Purchaser shall have no further interest in the Property, pursuant to this Agreement or otherwise.

(o)     Except as required by law or applicable regulations, Purchaser and its representatives shall hold in confidence all data and information obtained with respect to the operation and management of the Property, whether obtained before or after the execution and delivery hereof, and shall not use such data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder.  The preceding sentence shall not be construed to prevent Purchaser from disclosing to its prospective lenders or investors, or to its officers, directors, attorneys, accountants, architects, engineers and consultants to perform their designated tasks in connection with Purchaser's inspection of the Property, provided Purchaser advises any such party of the confidential nature of the information disclosed.  However, neither party shall have this obligation concerning information which: (a) is published or becomes publicly available through no fault of either the Purchaser or Seller; (b) is rightfully received from a third party; or (c) is required to be disclosed by law.  In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transactions contemplated hereby.  In the event of a breach or threatened breach by Purchaser or its agents, consultants and/or lenders of this paragraph, Seller shall be entitled to an injunction restraining Purchaser from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.

Exhibit O-27

(p)     Prior to Closing neither Seller nor Purchaser shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties without the prior written specific consent of the other; provided, however, that Seller and Purchaser may make disclosure of this Agreement to its lenders, creditors, officers, managers, members, employees and agents as necessary to perform its obligations hereunder, or as required to be disclosed by law.  After Closing, either party may announce or disclose the fact that the transaction contemplated by this Agreement was closed, but neither party may disclose any specific information relating to the terms of this Agreement, including without limitation the Purchase Price or the identity of the other party, to outside brokers or third parties without the prior written specific consent of the other except as required to be disclosed by law.  In the event of a breach or threatened breach by Seller, Purchaser or their agents, consultants and/or lenders of this Section, then in addition to any other remedy available hereunder the nonbreaching party shall be entitled to an injunction restraining the breaching party from disclosing, in whole or in part, such confidential information.

q)     Neither party is acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transaction contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transaction contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation.

(r)      Purchaser shall have, in addition to any inspection or audit rights contained elsewhere in this Agreement, the right to conduct a full audit of the books and records of Seller relating to the operations and financial results of the Property, in such form and at such time, including up to 270 days after Closing, as Purchaser may reasonably determine is necessary to comply with applicable securities laws requirements, including, without limitation, Regulation § 210.3-14 promulgated under the Securities Exchange Act of 1934, as amended.  All costs incurred as a result of Purchaser undertaking such audit shall be borne exclusively by Purchaser; provided, however, Seller shall make available such books, records and materials as may be reasonably requested by Purchaser or its accountants in order to conduct such audit.  All such audit activities shall be conducted at Seller's or its agent's place of business in a commercially reasonable fashion during normal business hours and upon five (5) days prior notice from Purchaser to Seller.  If requested Seller shall provide copies of available information to Purchaser, at the cost and expense of Purchaser.

(s)     Notwithstanding anything contained herein to the contrary, Seller acknowledges and agrees that no limited partner of Purchaser, nor any trustee, director, holder of any beneficial interests, shareholder, officer or employee of Purchaser or any affiliate of Purchaser (except an affiliate to which this Agreement has been assigned) shall have any personal liability, directly or indirectly, under this Agreement or under any certificate, representation, warranty or other instrument delivered in connection herewith, and Seller shall have recourse hereunder only against Purchaser's assets.

[Signature page follows]

Exhibit O-28

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER:                                 LINCOLN-CARLYLE ILLINOIS CENTER LLC, a Delaware limited liability company

By:    LINCOLN-CARLYLE ILLINOIS CENTER MEZZANINE LLC, a Delaware limited liability company, its sole member

By:    LINCOLN-ILLINOIS CENTER LLC, a Delaware

limited liability company, its manager

By:    LINCOLN INVESTORS GROUP 3, INC., a

Texas corporation, its manager

By:

Name: John B. Grissim

Title:   Vice President

PURCHASER:                         PARKWAY PROPERTIES LP, a Delaware limited partnership

By:       PARKWAY PROPERTIES GENERAL PARTNERS, INC., a Delaware corporation, its sole general partner

By:

Name:

Title:

By:

Name:

Title:

Exhibit O-29